UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2009

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, NCR Corporation (NCR) is one of eight entities that have been formally notified by governmental and other entities that they are a potentially responsible party (PRP) for environmental claims under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and other statutes arising out of the presence of polychlorinated biphenyls (PCBs) in sediments in the lower Fox River and in the Bay of Green Bay in Wisconsin. On January 7, 2008, NCR and Appleton Papers Inc. (API), another entity identified as a PRP with respect to this matter, filed a lawsuit in federal court in Green Bay, Wisconsin, seeking a judicial ruling determining each PRP’s allocable responsibility for the cost of performing the remedial work at the Fox River. A number of counterclaims were also filed against NCR and API in the litigation.

On December 16, 2009 the district court issued a ruling dismissing NCR and API’s claims for contribution against the other PRPs, which, pending appeal, precludes NCR and API from compelling these other parties to share financial responsibility for the clean-up.

NCR is evaluating the ruling, and intends to appeal.

In its Quarterly Report on Form 10-Q filed for the quarterly period ended September 30, 2009, NCR indicated that its net reserve for the Fox River matter as of September 30, 2009 was approximately $59 million. While the financial impact of the December 16, 2009 ruling is currently being assessed, NCR anticipates that it will be necessary to increase the net reserve for the Fox River matter in an amount between $100 million and $150 million. This ruling is not expected to materially impact NCR’s 2010 estimated cash expenditures related to the Fox River matter. NCR’s eventual remediation liability is expected to be paid out over a period extending through at least approximately 2019, followed by long-term monitoring for several decades. NCR has previously pursued and achieved recoveries from certain of its principal insurance carriers and will continue to pursue recoveries from its additional principal insurance carriers. AT&T and Alcatel-Lucent are responsible for indemnifying NCR for a portion of the amounts paid by NCR for the Fox River matter over a certain threshold. For further information regarding the Fox River litigation, please refer to Note 8 to the condensed consolidated financial statements included with NCR’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

This Current Report on Form 8-K contains forward-looking statements, including statements as to the anticipated or expected financial impact of the district court’s ruling described in the report, within the meaning of Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially. The actual amounts could differ from the amounts discussed above, including as the result of (i) future events in the litigation, (ii) the viability of our insurers and of those parties that owe a sharing, indemnification or other obligation to NCR, (iii) the amount of any natural resource damages that may have to be paid by NCR, (iv) any changes in the projected cost of the Fox River cleanup, (v) the amount that other PRPs will claim against NCR in contribution and (vi) amounts recovered by the government from other PRPs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: December 17, 2009	By:	/S/ ROBERT FISHMAN
Robert Fishman
Vice President and Interim Chief Financial Officer